JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer and Treasurer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR FIRST QUARTER OF FISCAL YEAR 2005

•   New orders of $538 million; original equipment orders up 71%
•   Net sales increase of 35% and operating income up almost 450% over 1Q04
•   1Q05 EPS of $0.27 vs. $0.01 in 1Q04
•   Stock split of 3-for-2; quarterly dividend increased by 50%

Milwaukee, WI – February 23, 2005 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the first quarter of fiscal year 2005. Net sales increased by 35% to $384 million, compared to $284 million in the first quarter of last year. Operating income totaled $42 million in the first quarter, versus $8 million in the corresponding quarter last year. Adjusted EBITDA increased to $53 million from $20 million in the comparable period last year. Net income amounted to $22.2 million or $0.27 per diluted share in the quarter, compared with $0.9 million, or $0.01 per diluted share in the first quarter of fiscal 2004. Earnings per share for the first quarter were reduced by $0.02 due to the premium paid on the repurchase of $14.5 million of long-term bonds in December 2004. All per share data reflects the 3-for-2 stock split of the company’s common stock in January 2005.

Results of Operations

“We are very pleased with the outstanding results achieved by our businesses again this quarter,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “Incoming customer order rates continue to exceed sales, and our production and material sourcing continue to increase. Improving performance reflects healthy commodity markets around the world. This quarter we achieved solid improvements in incremental profitability, particularly at P&H Mining Equipment. A combination of favorable product mix, improved price realization, which is gradually helping to offset higher steel related costs, and positive manufacturing cost absorption from increased production rates coupled with good cost control, all contributed to first quarter results. Given the overall performance of the last two quarters, we are significantly increasing our guidance for the next twelve months.”

Customer orders totaling $538 million increased by 44% over the first quarter of last year. Surprisingly strong aftermarket orders were received in the quarter and in total these orders increased over 25% from the first quarter in fiscal 2004. The increase represents a combination of higher unit orders along with higher prices needed to partially offset significantly higher steel related costs. New orders for original equipment of more than $250 million grew 71% over the corresponding quarter last year. Original equipment orders were particularly strong for underground equipment at Joy Mining, including longwall roof supports and continuous miners, led by solid order rates in the United States and China.

Revenues in the first quarter of fiscal 2005 increased by $100 million, or 35% from the same quarter last year. Net sales at Joy Mining were strong, increasing by 47% in the first quarter. Aftermarket revenue led this growth as customers continue to drive to maximize production output while lowering per unit production costs. Original equipment revenues in the first quarter grew by 45% over the first quarter of last year. Nonetheless, the strength of the company’s aftermarket activities is evident in that original equipment sales in the first quarter still accounted for only 31% of total revenues. The geographic distribution of sales in the first quarter of fiscal 2005 was relatively unchanged from that of the corresponding quarter last year, although shipments later in the year are expected to shift more to overseas as strong recent orders from China and Russia are shipped.

Gross profit margins also improved in the first quarter to 29.4% of sales, compared to 24.6% achieved in the first quarter of fiscal 2004. A number of factors contributed to this improvement including better factory utilization on both sides of the business, a favorable mix of product revenues, particularly at P&H Mining Equipment, and progress in offsetting increased steel related costs of the past fifteen months with improved price realization. Product development, selling and administrative expenses totaled $71 million, or 18.6% of sales in the first quarter, as compared to $63 million, or 22.1% of sales in the first quarter of fiscal 2004. The increase in dollar amount was attributable to increased performance-based compensation costs and costs related to the currency translation of international operations. The company anticipates that total performance-based compensation expense for the year will be relatively flat with amounts accrued in fiscal 2004 as higher first quarter accruals will be offset by lower accruals in subsequent quarters. The result will be solid profit contributions from incremental revenues through the next several quarters.

The net positive foreign currency translation effects of the weak U.S. dollar were $11 million on sales and approximately $1.5 million on operating income in the quarter. Net interest expense was $4.4 million in the quarter. Last year’s net interest expense was higher due mostly to additional bank fee amortization. A loss on the early retirement of debt of $2.4 million was incurred in the first quarter as the company repurchased $14.5 million principal amount of its Senior Subordinated Notes. The effective income tax rate in the current quarter was 37% of pre-tax book income compared with a rate of 35% in the corresponding quarter last year. Cash taxes continue to be substantially lower than book taxes, with total cash taxes in the first quarter of $2.4 million, or less than 7% of pre-tax income.

Cash Flow and Liquidity

As announced earlier this week, a quarterly dividend of $0.1125 was declared by the board of directors. During the quarter the company’s stock was split 3-for-2, in order to increase the liquidity of the company’s stock in the market. As a result of the stock split this dividend rate represents the third 50% increase in the company’s quarterly dividend payment amount in the last five quarters and is consistent with dividend rates of solid, investment grade industrial companies.

Cash flow was negative for the quarter as anticipated. Normal first quarter payments of certain liabilities, including employee bonuses, contributed to the net use of cash in the quarter, as did inventory increases to support higher production levels. In addition company repurchased $14.5 million of Senior Subordinated Notes. Together these factors decreased total cash by $42 million to just below $190 million at quarter-end. Significant working capital initiatives continue in the areas of inventory, accounts receivable and advance payments to minimize net working capital investment as the cyclical upturn continues. Cash flow for the next three quarters is expected to be adequate to meet full year expectations.

During the first quarter the company received credit upgrades from both of the major credit rating agencies, including the receipt of an investment grade rating on a senior secured basis. These moves result from the continued focus of the company to operate with a fiscally conservative balance sheet reflecting investment grade performance ratios.

Market Overview and Outlook

Our outlook for the commodity markets that our customers serve is generally unchanged from our views of the past few quarters. The U.S. coal market is our largest market, historically supplying over 40% of our total revenues. The overall demand drivers for coal in the U.S. remain strong, both short and longer-term. Our customers continue to consolidate the mining industry and the percentage of total coal production from publicly held entities continues to increase. Major public coal companies have recently announced significantly higher capital spending plans for 2005. In addition, discussions of future new mine developments are becoming more frequent. Overall, we continue to believe that U.S. coal could experience a relatively long commodity cycle.

International coal demand and production are growing at a much faster rate than in the U.S. Established export producers such as those in Australia and South Africa continue to drive production upward to meet world demand for metallurgical and thermal coal. Coal production and demand in China continues to grow strongly, with production estimates at 1.96 billion tonnes of coal for 2004, an increase of over 15% from 2003. The adoption of high-productivity mining methods should continue as demand is expected to grow more quickly than supply in 2005. Furthermore, concerns for productivity, production reliability and safety will continue to force the shutdown of low productivity mines. In Russia, the re-capitalization of coal mining is well underway. These positive developments lead us to believe that total bookings in China and Russia in fiscal 2005 could be substantially higher than last year.

The markets other than coal, served by many of our surface mining customers, remain extremely strong. Commodity prices, demand and planned production increases in copper and iron ore are very positive, and should remain so at least through 2006. Production in the oil sands of Canada, both from existing and proposed new projects, is also projected to grow in the upcoming years. Extended lead-times for new equipment coupled with an increasing number of projects for new mines or large expansions of existing mines increases the importance of working with customers to plan their future equipment requirements. This may well result in bookings for shipments well into 2007 by the end of the current year.

“Our optimism in regards to the current cycle has actually strengthened from the last quarter,” remarked John Hanson. “Incoming orders remain very strong and aftermarket orders continue to pleasantly surprise us with their strength. Original equipment order patterns could be “lumpy” in future quarters, but generally should remain strong, as commodity production should continue at high levels at least through 2006. Our focus is on meeting the needs of our customers over the next several quarters by maintaining the high service levels that will keep the equipment working productively at high levels of availability.”

Hanson further commented, “Original equipment production in 2005 is largely committed. Our customers are planning their needs for equipment well in advance of required production dates and we continue to work closely with them in satisfying these needs. We also must continue to grow our aftermarket capabilities to meet the increased requirements of our customers as they drive commodity production higher. We do not expect reductions in our production rates at least through the first half of 2006, leading us again to increase our outlook for total revenues for the next twelve months. Assuming we can continue to obtain adequate supplies of raw materials and components from our suppliers, our revenues should be in the range of $1.9-$2.1 billion.

“Incremental profitability over the last two quarters has been very strong, led by strong results at Joy Mining Machinery in the fourth quarter of fiscal 2004 and at P&H Mining Equipment in the most recent quarter. We do not believe the factors that contributed to these results will continue to the same extent over the upcoming twelve months. However, both operations are striving for improved operating results as we move through this cyclical upturn and, as a result, we are increasing our future expectation of incremental profitability. Our twelve-month guidance for the last several quarters has assumed incremental EBITDA at 20% of incremental sales. Our current guidance for the twelve months ending January 2006 includes stronger incremental profit margins than our prior guidance. This results in expected operating income in the range of $228-$258 million, and earnings per share in the range of $1.65-$1.90 post stock split. EBITDA should be in the range of $270-$300 million given depreciation and amortization charges estimated at $42 million during this period.

Quarterly Conference Call

Management will discuss first quarter results on a conference call to be held at 11:00 AM EST on February 24, 2005. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #3858054. A rebroadcast of the call will be available until the close of business on March 11, 2005 by dialing 800-642-1687 or 706-645-9291, access code #3858054. Finally, a replay of the webcast will be accessible until March 31, 2005, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before reorganization income or expense and restructuring charges. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because Joy Global’s management uses adjusted EBITDA to evaluate the operating performance of the company and its business segments and to allocate resources and capital to its businesses. Joy Global’s management also believes that adjusted EBITDA is a meaningful measurement that is commonly used by investors, equity analysts and others to measure the company’s operating performance. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation of net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the underabsorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended
	January 29, 2005	January 31, 2004
Net sales	$ 383,690	$ 283,686
Costs and expenses:
Cost of sales	270,869	213,891
Product development, selling
and administrative expenses	71,281	62,743
Restructuring charges	—	433
Other income	(721)	(1,108)

Operating income	42,261	7,727
Interest expense, net	(4,418)	(5,674)
Loss on debt repurchase	(2,393)	—

Income before reorganization items	35,450	2,053
Reorganization items	(116)	(615)

Income before provision for income taxes	35,334	1,438
Provision for income taxes	(13,150)	(500)

Net income	$ 22,184	$ 938

Net income per share:
Basic	$ 0.28	$ 0.01

Diluted	$ 0.27	$ 0.01

Dividends per share	$ 0.075	$ 0.033

Weighted average shares outstanding:
Basic	80,062	76,431

Diluted	82,134	78,429

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form
10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 29, 2005	October 30, 2004
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$ 189,740	$ 231,706
Accounts receivable, net	244,070	259,897
Inventories	507,765	443,810
Other current assets	64,474	56,639

Total current assets	1,006,049	992,052
Property, plant and equipment, net	204,326	207,974
Intangible assets, net	42,220	40,213
Deferred income taxes	129,279	129,424
Other assets	69,976	70,696

Total assets	$1,451,850	$1,440,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$ 2,094	$ 3,110
Trade accounts payable	127,754	139,178
Advance payments and progress billings	100,512	87,507
Income taxes payable	14,616	4,910
Other accrued liabilities	178,095	197,147

Total current liabilities	423,071	431,852
Long-term obligations	188,252	202,869
Other non-current liabilities	356,906	353,590
Shareholders' equity	483,621	452,048

Total liabilities and shareholders' equity	$1,451,850	$1,440,359

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form
10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	January 29, 2005	January 31, 2004
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income	$22,184	$ 938
Provision for Income Taxes	13,150	500
Loss on Debt Repurchase	2,393	—
Reorganization Items - (Income) Expense	116	615
Interest Expense, Net	4,418	5,674

Operating Income	42,261	7,727
Restructuring Charges	—	433
Depreciation	9,472	9,429
Amortization	991	2,572

Consolidated Adjusted EBITDA	$52,724	$20,161

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA:
Underground Mining Machinery:
Operating Income	$26,723	$ 7,568
Restructuring Charges	—	265
Depreciation	5,285	5,276
Amortization	812	2,161

Underground Mining Machinery Adjusted EBITDA	$32,820	$15,270
Surface Mining Equipment:
Operating Income	$23,185	$ 6,887
Restructuring Charges	—	168
Depreciation	4,156	4,113
Amortization	179	411

Surface Mining Equipment Adjusted EBITDA	$27,520	$11,579
Consolidated:
Operating Income	$42,261	$ 7,727
Restructuring Charges	—	433
Depreciation	9,472	9,429
Amortization	991	2,572

Consolidated Adjusted EBITDA	$52,724	$20,161

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	January 29, 2005	January 31, 2004
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$ 227,823	$ 155,016
Surface Mining Equipment	155,867	128,670

Total Sales By Operation	$ 383,690	$ 283,686

Net Sales By Product Stream:
Aftermarket Revenues	$ 265,031	$ 201,666
Original Equipment	118,659	82,020

Total Sales By Product Stream	$ 383,690	$ 283,686

Net Sales By Geography:
United States	$ 175,333	$ 135,192
Rest of World	208,357	148,494

Total Sales By Geography	$ 383,690	$ 283,686

CASH FLOW DATA:
Depreciation and Amortization (1)	$ 10,896	$ 13,890
Decrease (Increase) in Net Working Capital Items	(52,597)	(27,349)
Property, Plant and Equipment Acquired	4,376	2,626
Cash Interest Paid	1,100	1,713
Cash Taxes Paid	2,423	1,878
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$ 356,498	$ 239,552
Surface Mining Equipment	181,645	134,630

Total Bookings	$ 538,143	$ 374,182

	Amounts as of
	January 29, 2005	October 30, 2004
BACKLOG DATA:
Underground Mining Machinery	$562,992	$434,317
Surface Mining Equipment	313,517	287,739

Total Backlog	$876,509	$722,056